AGREEMENT AND PLAN OF REORGANIZATION

            THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is executed as of May 19, 1995, by and among MEDICAL INNOVATIONS, INC., a Delaware corporation ("MI"), ARTHUR L. RICE, VIRGINIA F. RICE, KENNETH A. RICE, LUCILLE RICE ROBERTS, LAURETTA RICE COLVIN and ANGELA RICE MCBRIDE, each an individual (collectively, the "Shareholders"), and HOSPITAL HOMECARE CORPORATION, a Texas corporation ("HHCC"). HHCC and the Shareholders are sometimes referred to collectively as the "HHCC Parties." The HHCC Parties and MI are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."
                              W I T N E S S E T H:

            WHEREAS, the Shareholders are the sole owners and holders of all of the issued and outstanding capital stock of HHCC (the "Stock"); and

            WHEREAS, MI desires to acquire all of the shares of the Stock from the Shareholders, the Shareholders desire to acquire certain shares of MI's common stock, $.0075 par value (the "MI Common Stock"), and MI deems it advisable to issue such MI Common Stock to the Shareholders in exchange for all of the Stock (the "Exchange"); and

            WHEREAS, the Parties intend that the Exchange will constitute a tax free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

            WHEREAS, the Exchange is intended to be treated as a "pooling of interests" for accounting purposes; and

            WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions precedent to such transactions;

            NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

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                                    ARTICLE I
                               CERTAIN DEFINITIONS

            As used herein, the following terms shall have the following meanings:

            1.1 AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, that person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of, or influence the management and policies of a person, whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such person, or otherwise. As used in this Section, the term "person" means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof.

            1.2 BALANCE SHEET DATE. The term "Balance Sheet Date" shall mean March 31, 1995.

            1.3 BUSINESS. The term "Business" shall mean the current business of HHCC, consisting of (but not limited to) providing hospital home health management services.

            1.4 EMPLOYEE. The term "Employee" shall mean any employee of HHCC who as of the date of this Agreement or the Closing Date, as defined below, is employed or otherwise performs work or provides services in connection with the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with HHCC's applicable policies would be eligible to return to active status.

            1.5 ESCROW AGENT. The term "Escrow Agent" shall mean Texas Commerce Bank National Association, a national banking association.

            1.6 ESCROW AGREEMENT. The term "Escrow Agreement" shall mean the Stock Escrow Agreement by and among MI, the Shareholders and the Escrow Agent dated to be effective as of the Closing Date.

            1.7 HHCC COMMON STOCK. The term "HHCC Common Stock" shall mean the common stock of HHCC, no par value.

            1.8 HHCC FINANCIAL STATEMENTS. The term "HHCC Financial Statements" shall mean the financial statements of HHCC as of March 31, 1995.

                                    - 2 -

            1.9 MI FINANCIAL STATEMENTS. The term "MI Financial Statements" shall mean the March 31, 1995 consolidated financial statements of MI and its subsidiaries (the "MI Subsidiaries").

            1.10 RICE EMPLOYMENT AGREEMENT. The term "Rice Employment Agreement" shall mean the Employment Agreement between Arthur L. Rice and MI dated to be effective as of the Closing Date.

                                   ARTICLE II
                                EXCHANGE OF STOCK

            2.1 EXCHANGE OF STOCK. Subject to the terms and conditions set forth herein, the Shareholders will sell, transfer, convey, assign, and deliver to MI all of the Stock, free and clear of any restrictions, liens, security interests, encumbrances, rights of another or adverse claims of any and every nature whatsoever, and will deliver certificates representing the same in duly transferable form. Such transfers will be made on the Closing Date.

            2.2 ISSUANCE OF MI COMMON STOCK. As consideration for the transfer of the Stock and the performance by the Shareholders of various other matters as provided herein, simultaneously with the transfers of the Stock as set forth in
Section 2.1 above, MI will issue shares of MI Common Stock, and deliver certificates representing the same in duly transferable form, to the Shareholders in the amounts set forth on SCHEDULE 2.2, which schedule will be delivered on or prior to the Closing Date; provided, however, that certificates representing five percent (5%) of the shares of MI Common Stock otherwise issuable to each Shareholder will be delivered by MI to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement.

            2.3 TAXES. The Shareholders that reside outside of the state of Texas agree that they will pay all income, sales and use taxes, if any, arising out of the transfer of the Stock.

                                   ARTICLE III
                                     CLOSING

            3.1 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneous with the execution of this Agreement. Such Closing shall take place at the offices of Boyer, Ewing & Harris Incorporated, The Coastal Tower, 9 Greenway Plaza, Suite 3100, Houston, Texas 77046, or at such other place as MI and HHCC shall agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

                                    - 3 -

            3.2 SHAREHOLDERS' DELIVERIES. At the Closing, the Shareholders shall deliver or cause to be delivered to MI:

                  (a) All of the stock certificates evidencing issued and
            outstanding shares of the Stock, together with irrevocable stock powers in form and substance satisfactory to MI's counsel, duly authorized and executed by the record holder of each such stock certificate;

                  (b) Certified resolutions of the Board of Directors of HHCC, in form and content reasonably acceptable to MI;

                  (c) A counterpart of the Rice Employment Agreement executed by
            Arthur L. Rice;

                  (d) A counterpart of the Escrow Agreement executed by each
            Shareholder;

                  (e) An opinion, dated the Closing Date, from Meyer Orlando &
            Evans, counsel for HHCC, in form and substance satisfactory to MI's counsel;

                  (f) The immediately effective written resignations of the
            directors of HHCC (other than Arthur Rice) and such officers of HHCC as MI may request;

                  (g) An agreement of each Shareholder, in a form satisfactory to counsel for MI, regarding such Shareholder's holding and sale of MI Common Stock received as a result of the Exchange or otherwise and agreeing that in no event will any such MI Common Stock be sold or otherwise transferred until such time as MI publishes financial results covering at least 30 days of the combined operations of MI and HHCC after the Exchange;

                  (h) The certificates evidencing the existence, good standing and authority of HHCC in the State of Texas and in each other jurisdiction set forth on SCHEDULE 4.1; and

                  (i) All other items required to be delivered hereunder or as may be requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

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In addition, the Shareholders will put MI into full possession and enjoyment of
HHCC, the Business, and the Assets (as defined in Section 4.7) immediately upon the occurrence of the Closing.

            3.3 MI DELIVERIES. At the Closing, MI will deliver or cause to be delivered to the Shareholders, the following:

                  (a) Certificates representing the shares of MI Common Stock issuable to the Shareholders in the Exchange, registered in the names of the Shareholders in the amounts indicated on SCHEDULE 2.2;

                  (b) Certified resolutions of the Board of Directors of MI, in form and content reasonably acceptable to the Shareholders;

                  (c) A counterpart of the Rice Employment Agreement executed by
            MI;

                  (d) A counterpart of the Escrow Agreement executed by MI;

                  (e) An opinion, dated the Closing Date, from Boyer, Ewing &
            Harris Incorporated, counsel for MI, in form and substance satisfactory to HHCC's counsel;

                  (f) The certificates evidencing the existence, good standing and authority of each of the MI Companies in their respective states of incorporation and in each other jurisdiction set forth on
            SCHEDULE 5.1; and

                  (g) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

            3.4 RICE AGREEMENT. The Parties hereby acknowledge and agree that the Rice Employment Agreement shall become effective at the Closing.

            3.5 CONFIDENTIALITY AGREEMENT. The Parties hereby acknowledge and agree that the Confidentiality Agreement executed by MI and HHCC shall automatically terminate at the Closing.

            3.6 VALUE OF MI COMMON STOCK. The Parties hereby acknowledge and agree that the Shareholders will receive at Closing that number of shares of MI Common Stock, rounded to the nearest thousandth, without fractional shares, representing aggregate value

                                    - 5 -

of Four Million Seven Hundred Thousand and No/100 Dollars ($4,700,000.00). For purposes of this Section 3.6, the "value" of a share of MI Common Stock means the average of the closing bid and ask prices of the MI Common Stock on the NASDAQ Small-Cap Market for the ten (10) trading days ending on the fifth (5th) trading day immediately preceding the Closing Date.

            3.7 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Shareholders, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by MI, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by MI, for the purpose of assigning and confirming to MI, all of the Stock, or if necessary, any of the Assets.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF HHCC AND SHAREHOLDERS

            HHCC and the Shareholders, jointly and severally, represent and warrant as follows:

            4.1 ORGANIZATION. HHCC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it, and, to the best of HHCC's knowledge, is qualified to do business in all jurisdictions in which the nature and operation of its business require such qualification, such jurisdictions being specified on SCHEDULE 4.1 attached hereto. These are the only jurisdictions in which the nature of the Business or of HHCC's properties makes such qualification necessary, except for those jurisdictions where the failure to so qualify would not have a material adverse effect on the Business.

            4.2 AUTHORITY. The HHCC Parties each have the full right, power, legal capacity and authority to execute, deliver and perform their respective obligations under this Agreement, and no approvals or consents of any other person or entity are necessary in connection herewith. The execution, delivery and performance of this Agreement by HHCC has been duly authorized by its board of directors.

            4.3 CONSENTS AND APPROVALS. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by any HHCC Party in connection with the
                                      - 6 -

execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            4.4 VALID AND BINDING OBLIGATIONS. Upon the execution and delivery hereof, this Agreement shall constitute the legal, valid, and binding obligations of the HHCC Parties, enforceable in accordance with its terms, except as same may be limited by applicable bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

            4.5 CAPITAL. The authorized capital stock of HHCC consists of Ten Million (10,000,000) shares of HHCC Common Stock, of which Ninety Thousand (90,000) shares are issued and outstanding. All of the Stock is validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments that obligate HHCC to issue or to transfer from treasury additional shares of HHCC Common Stock or other securities.

            4.6 TITLE TO STOCK. The Shareholders have good, indefeasible and marketable title to the Stock, free and clear of any restrictions or conditions to transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements, or any other security interest. The Stock represents all of the issued and outstanding capital stock of HHCC.

            4.7 TITLE TO ASSETS; POSSESSION. Except for the assets specifically identified on SCHEDULE 4.11 as being owned by Arthur L. Rice or other employees of HHCC (the "Excluded Assets"), HHCC has good and indefeasible title to all the assets and interests in assets, whether real, personal, mixed, tangible or intangible, used in the Business. All these assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions. No officer, director or employee of HHCC, nor any spouse, child or other relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to HHCC or any copyrights, patents, trademarks, trade names or trade secrets licensed to HHCC. The assets described in SCHEDULES 4.9 THROUGH 4.11, 4.13, 4.15 AND 4.16, other than the Excluded Assets, (collectively, the "Assets") constitute all of the property, whether real, personal, mixed, tangible, or intangible, that is used in the Business by HHCC. HHCC does not own legal or equitable title to any assets or interests in assets except as set forth in the HHCC Financial Statements and in SCHEDULES 4.9 THROUGH 4.11, 4.13, 4.15 AND 4.16, other than the Excluded Assets. The Shareholders shall deliver to MI on the Closing Date, possession of and/or control or dominion over all of the Assets, including without limitation all of HHCC's
                                    - 7 -

cash, accounts receivable, property, plant and equipment, inventory, contract rights and general intangibles, customer and supplier lists, patent rights, and assumed and trade names.

            4.8 CONDITION. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted.

            4.9   REAL PROPERTY; LEASED REAL PROPERTY.

                  A. HHCC owns no real property.

                  B. SCHEDULE 4.9 to this Agreement is a list of all real property leased by HHCC (the "Leased Real Property"), together with the name and address of each lessor thereof. Each lease of Leased Real Property is valid and in full force and effect; neither HHCC nor any third party is in default thereunder; and there has not occurred any event, fact or circumstance which with notice or lapse of time or both, would constitute a default. A true, complete and correct copy of the lease for each parcel of Leased Real Property has been provided to MI.

            4.10 CONTRACTS. SCHEDULE 4.10 to this Agreement lists all of the contracts, documents, instruments, agreements, and other written or oral arrangements to which HHCC is a party or by which HHCC or its Assets are bound (the "Contracts"). Each of the Contracts is valid and in full force and effect, and there has not been any default by HHCC, or any third party to any of said Contracts, or any event, fact or circumstance which with notice or lapse of time or both, would constitute a default by HHCC, or any other party to any of the Contracts. Neither HHCC nor the Shareholders have received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or exercise or not exercise any options that they might have under any of the Contracts. No party to any of the Contracts has the right to terminate any of the Contracts as a result of the closing of the transactions contemplated herein.

            4.11 EQUIPMENT. SCHEDULE 4.11 to this Agreement describes and specifies all of, and the location of, all of the equipment, as that term is defined in the Uniform Commercial Code, owned by HHCC (the "Equipment"). None of the Equipment is held under any security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in the possession of HHCC. The Equipment is in good operating condition and repair, ordinary wear and tear excepted.

            4.12 LEASED EQUIPMENT. No equipment used in connection with the Business is leased by HHCC from a third party.

            4.13 ACCOUNTS RECEIVABLE. SCHEDULE 4.13 to this Agreement is a listing of the aged accounts receivable of HHCC as set forth in the HHCC Financial Statements (collectively, the

"Accounts"). The Accounts, and all papers and documents relating thereto, are genuine and in all respects what they purport to be, and each such Account is valid and subsisting and arises out of a bona fide sale or lease of goods sold or leased and delivered to, or out of and for services theretofore actually rendered by HHCC to, or otherwise in compliance with the terms of the applicable Contract with, the account debtor named in such Account. HHCC is the owner of each such Account free and clear of any charges, liens, security interests, adverse claims, and encumbrances of any and every nature whatsoever. HHCC and the Shareholders make no representation concerning the collectability of the Accounts, but are not aware of any facts that indicate that any such Accounts are not collectable.

            4.14 LICENSES. HHCC neither owns, nor has any rights, licenses or sublicenses in, any permits, licenses, franchises or other authorizations (collectively, "Licenses"), except for those that are not material or unique to the Business. To the best of HHCC's knowledge, HHCC has not infringed, and is not now infringing, on any license belonging to any other person, firm, or corporation. HHCC owns or holds all Licenses necessary to the conduct of the Business in the manner and in the areas in which the Business is presently conducted. To the best of HHCC's knowledge, all such Licenses, if any, are valid and in full force and effect and the use thereof does not, and will not, conflict with, infringe on or otherwise violate any rights of others.

            4.15 INTELLECTUAL PROPERTY. SCHEDULE 4.15 contains a description of all of the intellectual property owned by HHCC (the "Intellectual Property"). HHCC is the sole owner of all of the Intellectual Property, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. HHCC has registered all trade names, trademarks, and service marks in all jurisdictions necessary to evidence ownership thereof and to permit HHCC to conduct the Business in the way it is currently conducted, or otherwise has all rights or licenses necessary to use the same. HHCC has all patents or patent applications and copyrights registered in all jurisdictions necessary to evidence the ownership thereof and to permit HHCC to conduct the Business in the way in which it is currently conducted, or otherwise has all rights or licenses necessary to use same. All of the copyrights and trademarks set forth on
SCHEDULE 4.15 are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions which have not been currently paid. To the best of HHCC's knowledge, none of such Intellectual Property infringes upon any patents, trade or assumed names, trademarks, service marks, or copyrights belonging to any other person, firm, or corporation. HHCC is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any of the Intellectual Property. HHCC does not have a license or a right to use any other patents, service marks, trademarks, trade and assumed names, trade secrets and royalty rights and other proprietary intangibles, other than the Intellectual Property.

            4.16 NOTES RECEIVABLE. Set forth on SCHEDULE 4.16 is a true, complete and accurate list of all of the notes receivable held by HHCC, including for each the name of the debtor, the amount outstanding with respect thereto (principal and interest), and a specific list of any and all defaults and facts, circumstances and events which, with notice or lapse of time or both, will become a default.

            4.17 SUBSIDIARIES. HHCC does not own, directly or indirectly through any person or entity, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust or other entity.

            4.18 INSURANCE. SCHEDULE 4.18 to this Agreement lists all insurance policies maintained by HHCC. HHCC believes that it maintains adequate insurance protection.

            4.19 BANKING. Prior to the execution hereof, HHCC has provided MI with a list of the names and addresses of all banks or other financial institutions in which HHCC has an account, deposit or safe deposit box, with the names of all persons authorized to draw on these accounts, make deposits or have access to these boxes.

            4.20 POWERS OF ATTORNEY. Prior to the execution hereof, HHCC has provided MI with a list of the name of each person, corporation, firm, association, business entity or enterprise holding a general or special power of attorney from HHCC, and a true, complete and correct copy of each such power of attorney.

            4.21 CUSTOMERS AND SUPPLIERS. Prior to the execution hereof, HHCC has provided MI with a true, correct, current and complete list of all of the customers and suppliers of the Business, together with summaries of the accounts receivable for each customer and accounts payable for each supplier as of the Balance Sheet Date. HHCC is not aware of any facts evidencing that any of its significant customers or suppliers intend to cease doing business with HHCC, or materially alter the amount of the business that such customers or suppliers are presently doing with HHCC.

            4.22 EMPLOYEES. Prior to the execution hereof, HHCC has provided MI with a list of the names, addresses, hire dates, dates of birth and job descriptions of all Employees of HHCC, stating the rates of compensation including, if determined, bonuses payable to each, and a list of those Employees who are not actively working in the Business and the reasons therefore.

            4.23 EMPLOYEE BENEFITS. Prior to the execution hereof, HHCC has provided MI with a true, correct and complete list of all pension, profit-sharing, bonus, deferred compensation, percentage compensation, severance pay, retirement, insurance or other "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are maintained or sponsored by HHCC or any Affiliate for the benefit of any Employee (the "Plans"). HHCC has complied with all the terms and provisions of, and has performed all of the obligations required of it under, the Plans, and HHCC is not in default under any provision thereof in any manner which would permit any other party thereto to cancel or terminate any of such Plans. HHCC has not incurred any accumulated funding deficiency within the meaning of ERISA in connection with any of the Plans. All of the Plans are fully funded under the terms of such Plans and as required by ERISA, on and as of the Closing Date. All of HHCC's employee pension or profit-sharing plans are qualified within the meaning of Section 401 of the Internal Revenue Code. None of the fiduciary responsibility provisions of Part 4, Subtitle B, Title I of ERISA, and the other equivalent provisions under the Internal Revenue Code, have been violated with respect to any such Plans. HHCC has complied with all of the reporting and disclosure requirements set forth in
Part I, Subtitle B, Title I of ERISA. In addition, (i) no benefit plan that is subject to ERISA has been terminated or partially terminated, (ii) no proceeding has been initiated to terminate any Plan, (iii) HHCC has not incurred nor does it expect to incur any liability to the Pension Benefit Guaranty Corporation,
(iv) there has been no "reportable event" within the meaning of Section 4043(b) of ERISA, (v) the present value of accrued benefits under all Plans subject to Title IV of ERISA did not exceed the market value of the assets of such Plans as of the close of the most recent plan year of such Plans, and (vi) no Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA.

            4.24 EMPLOYMENT AGREEMENTS. Prior to the execution hereof, HHCC has provided MI with a copy of each of the employment contracts and collective bargaining agreements to which HHCC is a party or by which HHCC is bound (collectively, the "Employment Agreements"). All of the Employment Agreements are in full force and effect, and neither HHCC nor any other party is in default under any of them. There have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a default under any of the Employment Agreements. HHCC is in compliance with, and upon the closing of the transactions set forth or contemplated herein will remain in compliance with, all of its obligations under such Employment Agreements. No Employees are represented by any labor organization, and, as of the date hereof, no labor organization or group of Employees has made a written demand to HHCC for recognition, or filed a petition with the National Labor Relations Board, or announced its intention to hold an election of a collective bargaining representative. There is no pending or threatened labor dispute, strike or work stoppage affecting or potentially affecting the Business.

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            4.25 BONUS AND SEVERANCE. HHCC will not owe a bonus or severance payment or similar obligation to any of their employees, officers, or directors, as a result of the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in bonus or severance payments or other benefits as a result of the transactions contemplated hereby, nor in the event of the subsequent termination of their employment.

            4.26 LIABILITIES. HHCC is not aware of any liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (the foregoing collectively referred to as "Liabilities"), except for (i) liabilities which are adequately disclosed or accrued against in the HHCC Financial Statements or identified and reflected in the notes thereto, and (ii) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date.

            4.27 LITIGATION. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting HHCC, the Assets or the Business. and there have been no suits, actions, arbitrations or legal, administrative or other proceedings or governmental investigations that have been pending or threatened against or affecting HHCC, the Assets or the Business during HHCC's last three
(3) fiscal years. HHCC is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

            4.28 TAX RETURNS. Within the times and in the manner prescribed by law, HHCC has filed all state and local tax returns required by law, including all sales and use taxes, and has paid all such taxes, assessments and penalties due and payable. HHCC has filed its federal income tax returns for all fiscal years to and including the fiscal year ending March 31, 1994, with the Internal Revenue Service, has paid all applicable taxes, and the results of any reviews or audits are accurately reflected in the HHCC Financial Statements. There are no present disputes as to taxes of any nature payable by HHCC and HHCC has made adequate provisions for any taxes payable or anticipated to be payable with respect to the fiscal year ending March 31, 1995.

            4.29 COMPLIANCE WITH LAWS. HHCC is in material compliance with all applicable federal, state or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) that affect, or are likely to affect, directly or indirectly, the Business, the Assets, the Liabilities, or the customers, suppliers or financial prospects of HHCC.

            4.30 ENVIRONMENTAL LAWS. The Assets have never been used for the generation, manufacture, storage, treatment, disposal,

                                    - 12 -

release, or threatened release of any hazardous substance, as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.).

            4.31 NO BREACH OR VIOLATION. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Bylaws or the Articles of Incorporation of HHCC or, except for third party consents described in this Agreement or any schedule hereunder, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement by which the Assets are or may be affected, or to which HHCC or any of the Shareholders are a party, or by which HHCC, the Shareholders, or the Assets are bound, (ii) except for third party and governmental consents to assignments described in this Agreement or in any schedule delivered hereunder, an event that would permit any party to terminate any Contract or other arrangement with HHCC, (iii) the creation or imposition of any lien, charge, or encumbrance on any of the Assets, or (iv) a breach of any term or provision of this Agreement.

            4.32 HHCC FINANCIAL STATEMENTS. HHCC has previously provided to MI the unaudited HHCC Financial Statements of HHCC at March 31, 1995.

            4.33 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, with respect to the Business there has been no:

            (i) material adverse change in the financial condition, Liabilities, Assets, Business or prospects of HHCC;

            (ii) direct or indirect redemption or acquisition of any capital stock of HHCC;

            (iii) waiver or release of any right of or claim held by HHCC except in the ordinary course of business;

            (iv) material loss, destruction or damage to any property or Asset of HHCC, whether or not insured;

            (v) labor trouble, pending or threatened, involving HHCC, or material change in the personnel of HHCC or the terms and conditions of their employment;

            (vi) acquisition or disposition of any material assets, individually or in the aggregate, nor any contract or arrangement therefor;

                                 - 13 -

            (vii) transaction by HHCC except in the ordinary course of business except for the negotiation of the transactions contemplated by this Agreement and the payment of related fees and expenses;

            (viii) individual capital expenditure by HHCC exceeding $10,000, nor aggregate capital expenditures by HHCC exceeding $25,000;

            (ix) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by HHCC;

            (x) revaluation by HHCC of any of the Assets or Liabilities;

            (xi) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of HHCC;

            (xii) increase in salary or other compensation payable or to become payable by HHCC to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment, by HHCC, of a bonus or other additional salary or compensation to any such person;

            (xiii) amendment or termination of any contract, agreement, permit or license to which HHCC is a party;

            (xiv) loan by HHCC to any person or entity, or guaranty by HHCC of any loan;

            (xv) sale, transfer, encumbrance, mortgage, pledge or other encumbrance of any of the Assets;

            (xvi) other event or condition of any character that has or might reasonably have an adverse effect on the financial condition, Business, Assets or prospects of HHCC;

            (xvii) issuance or sale by HHCC of any shares of its capital stock, or of any other of its securities; or

            (xviii) agreement by HHCC to do any of the things described in the preceding clauses (i) through (xvii).

            4.34 INTERESTS IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as disclosed on SCHEDULE 4.34, neither HHCC nor the Shareholders, nor any officer, director or Employee (nor any former shareholder, officer, director or employee), nor any spouse or child of any of them, has any direct or indirect interest in any
                                    - 14 -

competitor, supplier or customer of HHCC, or in any person from whom or to whom HHCC leases any real or personal property, or in any other person with whom HHCC is doing business, or who is disclosed as a customer or supplier under Section 4.21.

            4.35 ADVERSE INFORMATION. HHCC and the Shareholders have no information or knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Leased Real Property, which would have a material adverse effect upon the Business, the Assets or their respective values. To the best of the Shareholders' knowledge, there is no significant adverse fact or condition of any kind or character whatsoever which would adversely affect HHCC's intended use of the Leased Real Property after the Closing Date.

            4.36 DISCLOSURE. HHCC and the Shareholders have provided to MI on or prior to the execution of this Agreement, to the extent requested by MI, actual copies of all Contracts, documents concerning all litigation and administrative proceedings, employee benefits, insurance policies, lists of suppliers, customers, and Employees, and corporate records relating to HHCC or the Assets and Liabilities, and such information covers all material commitments and Liabilities of HHCC.

            4.37 FULL DISCLOSURE. This Agreement, the Schedules and Exhibits hereto, and all other documents and written information furnished by the Shareholders, HHCC or their respective Affiliates, on behalf of the Shareholders or HHCC, to MI or its representatives pursuant hereto or in connection herewith, are true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts relating to the Business or HHCC's Assets, Liabilities, prospects, operations or financial condition, which materially and adversely affects or, so far as the Shareholders can now reasonably foresee, will materially and adversely affect the Business, HHCC, or the Assets, Liabilities, prospects, operations or financial condition thereof, or the ability of HHCC or the Shareholders to perform this Agreement or any of their respective obligations hereunder.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF MI

            MI hereby represents and warrants as follows:

            5.1 ORGANIZATION. MI and each of the MI Subsidiaries (collectively, the "MI Companies") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all necessary corporate
                                    - 15 -

powers to own its properties and to operate its business as now owned and operated by it, and is qualified to do business in all jurisdictions in which the nature and operation of its business require such qualification, such jurisdictions being specified on SCHEDULE 5.1 attached hereto. These are the only jurisdictions in which the nature of the MI Companies' businesses or of their properties makes such qualification necessary except for those jurisdictions where the failure to so qualify would not have a material adverse effect on the Business.

            5.2 AUTHORITY. MI has the full right, power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement, and no approvals or consents of any other person or entity are necessary in connection herewith. The execution, delivery and performance of this Agreement by MI has been duly authorized by its board of directors.

            5.3 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 5.3, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by MI or the MI Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            5.4 VALID AND BINDING OBLIGATIONS. Upon the execution and delivery hereof, this Agreement shall constitute the legal, valid, and binding obligation of MI, enforceable in accordance with its terms, except as same may be limited by applicable bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

            5.5 CAPITAL. The authorized capital stock of MI consists of (i) Seventy-Five Million (75,000,000) shares of MI Common Stock, of which Twelve Million Five Hundred Seventy-Two Thousand Four Hundred Seven (12,572,407) shares are issued and outstanding, and (i) Three Million (3,000,000) shares of Preferred Stock, having a par value of $.01 per share, none of which are issued or outstanding. All of the shares of MI Common Stock are validly issued, fully paid and nonassessable. The only outstanding subscriptions, options, employee stock options, rights, warrants, convertible securities or other agreements or commitments which obligate MI to issue or to transfer from treasury, or otherwise, additional shares of MI Common Stock, or any shares of MI's Preferred Stock, are described in SCHEDULE 5.5.

            5.6 TITLE TO ASSETS; POSSESSION. The MI Companies have good and indefeasible title to all the assets and interests in assets, whether real, personal, mixed, tangible or intangible, used in the business of the MI Companies. All these assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encum-
                                    - 16 -

brances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions, except as set forth in the MI 10-K, as defined below. All real property and tangible personal property of each MI Company is in good operating condition and repair, ordinary wear and tear excepted. No officer, director or employee of any MI Company, nor any spouse, child or other relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to any MI Company or any copyrights, patents, trademarks, trade names or trade secrets licensed by any MI Company.

            5.7 LEASED MI REAL PROPERTY. All the leases concerning the real property leased to a MI Company are valid and in full force, and there does not exist any default by a MI Company, or event that with notice or lapse of time, or both, would constitute a default under any of these leases. To the best of MI's knowledge, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of the leases, by any person or entity other than a MI Company that is a party to any of such leases.

            5.8 CONTRACTS. All contracts to which any of the MI Companies is a party are in full force and effect and binding in accordance with their respective terms, and none of such contracts precludes consummation of the transactions as contemplated herein. In addition, no event has occurred or condition exists which constitute or which with notice or lapse of time, or both, would constitute, a default, breach, or violation by any party thereto.

            5.9 LICENSES. Each MI Company has all permits, licenses, franchises and other authorizations necessary to the conduct of the business of such MI Company in the manner and in the areas in which they are presently being conducted, all such permits, licenses, franchises, and authorizations are valid and in full force and effect. No MI Company has engaged in any activity which could cause the revocation or suspension of any such permits, licenses, franchises, or authorizations and no actions or proceedings looking to or contemplating revocation or suspension of any thereof is pending or threatened.

            5.10 INSURANCE. SCHEDULE 5.10 to this Agreement lists all insurance policies maintained by the MI Companies, and MI has provided the Shareholders with copies of all insurance policies reasonably requested by the Shareholders prior to the execution hereof. The MI Companies maintain (i) insurance on all their assets and businesses of a type customarily insured by similar companies in the same industry, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure, including but not limited to, product liability insurance and applicable malpractice insurance.

                                    - 17 -

            5.11 CUSTOMERS AND SUPPLIERS. The MI Companies are not aware of any facts evidencing that any of their significant customers or suppliers intend to cease doing business with the MI Companies, or materially alter the amount of the business that such customers or suppliers are presently doing with the MI Companies.

            5.12 EMPLOYEE BENEFITS. SCHEDULE 5.12 to this Agreement is a true, correct and complete list of all pension, profit-sharing, bonus, deferred compensation, percentage compensation, severance pay, retirement, insurance or other "employee benefit plans" within the meaning of Section 3(3) of ERISA that are maintained or sponsored by the MI Companies or any Affiliate for the benefit of any Employee (the "MI Plans"). The MI Companies have complied with all the terms and provisions of, and has performed all of the obligations required of it under, the MI Plans, and the MI Companies are not in default under any provision thereof in any manner which would permit any other party thereto to cancel or terminate any of such MI Plans. The MI Companies have not incurred any accumulated funding deficiency within the meaning of ERISA in connection with any of the MI Plans. All of the MI Plans are and will be fully funded under the terms of such MI Plans and as required by ERISA, through and including the date of this Agreement and the Closing Date, respectively. All of the MI Companies' employee pension or profit-sharing plans are qualified within the meaning of
Section 401 of the Internal Revenue Code. None of the fiduciary responsibility provisions of Part 4, Subtitle B, Title I of ERISA, and the other equivalent provisions under the Internal Revenue Code, have been violated with respect to any such MI Plans. The MI Companies have complied with all of the reporting and disclosure requirements set forth in Part I, Subtitle B, Title I of ERISA. In addition, (i) no benefit plan that is subject to ERISA has been terminated or partially terminated, (ii) no proceeding has been initiated to terminate any MI Plan, (iii) the MI Companies have not incurred nor do they expect to incur any liability to the Pension Benefit Guaranty Corporation, (iv) there has been no "reportable event" within the meaning of Section 4043(b) of ERISA, (v) the present value of accrued benefits under all MI Plans subject to Title IV of ERISA did not exceed the market value of the assets of such MI Plans as of the close of the most recent plan year of such MI Plans, and (vi) no MI Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA.

            5.13 LIABILITIES. The MI Companies do not have any liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities which are adequately disclosed or accrued against in the MI Financial Statements or identified and reflected in the notes thereto, and (ii) liabilities which have been incurred in the ordinary course of business and consistent with past practice since March 31, 1995.
                                    - 18 -

            5.14 LITIGATION. Except as set forth in SCHEDULE 5.14, there is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened, against or affecting the MI Companies, or any of their businesses, assets, prospects or financial condition. The matters set forth in SCHEDULE 5.14, except as otherwise specifically indicated thereon, if decided adversely to the MI Companies will not result in a material adverse change in the business, assets, prospects or financial condition of MI. No MI Company is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

            5.15 TAX RETURNS. Within the times and in the manner prescribed by law, each of the MI Companies has filed all state and local tax returns required by law and has paid all such taxes, assessments and penalties due and payable. MI has filed its consolidated federal income tax returns for all fiscal years to and including the fiscal year ending December 31, 1993, with the Internal Revenue Service, and the results of any reviews or audits are accurately reflected in the MI Financial Statements. There are no present disputes as to taxes of any nature payable by any MI Company.

            5.16 COMPLIANCE WITH LAWS. The MI Companies are in material compliance with all applicable federal, state or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) that affect, or are likely to affect, directly or indirectly, their properties, financial condition or the operation of their business.

            5.17 NO BREACH OR VIOLATION. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Bylaws or the charter documents of the MI Companies or, except for third party consents described in this Agreement or any schedule hereunder, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which any MI Company is a party or by which any of them or the property of any of them is bound, (ii) except for third party and governmental consents to assignments described in this Agreement or in any schedule delivered hereunder, an event that would permit any party to terminate any contract, license or other arrangement with the MI Companies,
(iii) the creation or imposition of any lien, charge, or encumbrance on any of the assets of the MI Companies, or (iv) a breach of any term or provision of this Agreement.
                                    - 19 -

            5.18 COMMISSION FILINGS; MI FINANCIAL STATEMENTS. The MI Companies have previously furnished to HHCC true and complete copies of MI's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "MI 10-K") which contain consolidated balance sheets of MI as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the three (3) years ending on those dates, audited by Price Waterhouse, MI's independent public accountants, whose opinions with respect to such financial statements are included in the MI 10-K. In addition, MI has previously furnished to HHCC true and complete copies of MI's Report on Form 10-Q for the fiscal quarter ended March 31, 1995 (the "MI 10-Q") including unaudited consolidated balance sheet of MI as of March 31, 1995 and the related unaudited consolidated statements of income and cash flows for such quarter period ending on March 31, 1995. The audited and unaudited financial statements referred to in this Section 5.18 are true and correct in all material respects, and are prepared in accordance with generally accepted accounting principles, consistently applied, and fairly and accurately present the financial position of the MI Companies as of the date thereof, and the results of the MI Companies's operations for the respective periods indicated in all material respects. The MI 10-K and the MI 10-Q have been prepared and filed with the SEC in accordance with all applicable laws and requirements, and all of the information contained therein is true, complete and correct in all material respects.

            5.19 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1995, other than as set forth in the MI 10-Q, there has been no:

            (i) material adverse change in the financial condition, liabilities, assets, business or prospects of the MI Companies;

            (ii) direct or indirect redemption or acquisition of any capital stock of the MI Companies;

            (iii) waiver or release of any right of or claim held by the MI Companies;

            (iv) material loss, destruction or damage to any property of the MI Companies, whether or not insured;

            (v) labor trouble, pending or threatened, involving the MI Companies, or material change in the personnel of the MI Companies or the terms and conditions of their employment;

            (vi) acquisition or disposition of any material assets, individually or in the aggregate, nor any contract or arrangement therefor, nor any other
                                 - 20 -

      transaction by the MI Companies otherwise than sales of inventory for value in the ordinary course of business;

            (vii) transaction by the MI Companies except in the ordinary course of business;

            (viii) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the MI Companies;

            (ix) revaluation by the MI Companies of any of its assets or liabilities;

            (x) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of the MI Companies;

            (xi) amendment or termination of any contract, agreement, permit or license to which any of the MI Companies is a party;

            (xiii) loan by any of the MI Companies to any person or entity, or guaranty by any of the MI Companies of any loan;

            (xiv) sale, transfer, encumbrance, mortgage, pledge or other encumbrance of any asset of the MI Companies;

            (xv) other event or condition of any character that has or might reasonably have an adverse effect on the financial condition, business, assets or prospects of the MI Companies;

            (xvi) issuance or sale by any of the MI Companies of any shares of its capital stock, or of any other of its securities; or

            (xvii) agreement by any of the MI Companies to do any of the things described in the preceding clauses (i) through (xvi).

            5.20 ADVERSE INFORMATION. MI has no information or knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, which would have a material adverse effect upon the business or assets of the MI Companies.

            5.21 DISCLOSURE. MI has provided to HHCC on or prior to the execution of this Agreement, to the extent requested by HHCC, actual copies of all contracts, documents concerning all litigation and administrative proceedings, employee benefits, licenses, insurance policies, lists of suppliers, customers, and employees, and corporate records relating to the MI Companies or the assets and liabilities of the MI Companies, and such information covers all material commitments and liabilities of the MI Companies.

            5.22 FULL DISCLOSURE. This Agreement, the Schedules and Exhibits hereto, the MI 10-K, the MI 10-Q and all other documents and written information furnished by MI or its Affiliates, on behalf of MI, to HHCC, the Shareholders or their respective representatives pursuant hereto or in connection herewith, are true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts relating to the MI Companies' business, assets, liabilities, prospects, operations or financial condition, which materially and adversely affects or, so far as MI can now reasonably foresee, will materially and adversely affect the MI Companies, or the business, liabilities, prospects, operations or financial condition thereof, or the ability of MI to perform this Agreement or any of its obligations hereunder.

                                   ARTICLE VI
                            ADDITIONAL WARRANTIES AND
                        CERTAIN COVENANTS AND AGREEMENTS

            6.1 SHAREHOLDERS' AND HHCC'S COVENANTS. The Shareholders and HHCC, jointly and severally, represent, warrant, covenant and agree that from the Balance Sheet Date through the Closing Date:

                  A. BUSINESS RELATIONSHIPS. HHCC and the Shareholders have used their best efforts to preserve the business organization of HHCC intact, to keep available to the Business its present Employees, and to preserve its present relationship with suppliers, customers and others having business relationships with them; and

                  B. INSURANCE. HHCC has maintained its existing insurance as to the Business and the Assets, subject to variations in amounts required by the ordinary operations of the Business; and

                  C. OPERATION AND MAINTENANCE. HHCC (i) has maintained and
            operated the Business in a good and businesslike manner in accordance with good and prudent business practices, (ii) has conducted the Business only in the ordinary course, in substantially the same manner as heretofore conducted, (iii) has maintained and kept the properties and equipment of HHCC in good repair, working order and condition, ordinary wear and tear excepted, (iv) has not committed or permitted to be committed any waste to the Leased Real Property, (v) has not entered into any agreement or instrument which would bind HHCC or the Assets after

            Closing, and which would be outside the normal scope of maintaining and operating the Business and the Assets in the ordinary course of business, (vi) has performed all of HHCC's obligations under all contracts and commitments applicable to HHCC or the Assets, (vii) has maintained its books of account and records in the usual, regular and customary manner, (viii) has complied with all statutes, laws, ordinances and regulations applicable to HHCC, the Assets, and the conduct of the Business, (ix) has not removed any personal property from the Leased Real Property, except for Excluded Assets and assets not used by HHCC in the Business, unless such personal property is replaced with an item of at least equal value that is properly suited for its intended purpose, (x) has paid all bills and other payments due with respect to the ownership, use, insurance, operation, renovation, and maintenance of the Business or the Assets, other than those items the failure of which to pay would not have a material adverse impact on the Business, (xi) has taken all action necessary or prudent to prevent liens or other claims for the same from being filed or asserted against any part of the Assets,
            (xii) has maintained in good condition, and has made all repairs and replacements, structural and nonstructural, ordinary and extraordinary, required under the applicable lease agreement with respect to any portion of the Leased Real Property, (xiii) has not made any material changes in HHCC's operations or business practices, and (xiv) has advised MI promptly in writing of any material adverse change, or any event, fact or circumstance which could reasonably be expected to result in a material adverse change, in the financial condition, results of operations, business or prospects of HHCC.

                  Except as disclosed herein, by way of amplification and not limitation of the foregoing paragraph, HHCC has not, without the prior written consent of MI: (i) issued or committed to issue any capital stock or other ownership interest, (ii) granted or committed to grant any options, warrants, convertible securities or other rights to subscribe for, purchase or otherwise acquire any shares of its capital stock or other ownership interest, (iii) declared, set aside, or paid any dividend or distribution from the Business with respect to its capital stock or other ownership interest, (iv) directly or indirectly redeemed, purchased or otherwise acquired or committed to acquire any of its capital stock or other ownership interest, or directly or indirectly terminated or reduced or committed to terminate or reduce any bank line of credit or the availability of any funds under any other loan or financing agreement, except as specifically required by the terms of such indebtedness, (v) effected a split or reclassification of any its capital stock, (vi) amended its Articles of Incorporation, Bylaws or other governing instruments, (vii) entered into any license agreement, or any research and development agreements except in the ordinary course of business, (viii) except in the ordinary course of business, entered into any employment, consulting, agency, distribution or service agreement, contract or commitment with any person, or modified or canceled any such agreement, commitment or contract, containing an obligation to pay or accrue any sum of money, provided that the foregoing restriction shall not apply to the hiring by HHCC of persons to replace Employees who left the employ of HHCC in which no employment agreement specifying a minimum term of employment is entered into with such person, (ix) entered into, modified or canceled, any agreement, contract or commitment relating to capital expenditures containing an obligation to pay or accrue any sum of money, the entry into, or modification or cancellation of, which would have, or could be reasonably expected to have, a material adverse effect on the Business, (x) entered into, modified or canceled, any agreement, contract, indenture or other instrument relating to the borrowing of money or other contracting or payment of indebtedness or the guarantee of any obligation for the borrowing of money or other contracting or payment of indebtedness, (xi) entered into, modified or canceled, any lease of real or personal property having a term of more than one year or containing an obligation to pay or accrue any sum of money, (xii) entered into, modified or canceled, any agreement, contract or commitment relating to the disposition or acquisition of any interest in any business enterprise, except in the ordinary course of business, (xiii) entered into, modified or canceled any other agreement, contract or commitment (other than any agreement, contract or commitment for the purchase of machinery or supplies or for the provision of services entered into in the ordinary course of business) which is not terminable without payment of any sum of money by HHCC, (xiv) merged or consolidated with, or agreed to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business or any business organization or division thereof, other than in connection with the transaction contemplated hereby, (xv) amended any Plan, except as required by law or as contemplated by this Agreement, (xvi) in any way lessened its best efforts to improve the financial position and business operations of HHCC, (xvii) voluntarily taken any action which will result in the representations contained in Article IV not being true and correct at the Closing Date, or (xviii) undertaken any action or failed to take any action, either of which may reasonably be expected to have an adverse effect on the financial position of HHCC.

            6.2 HIRING OF EMPLOYEES. The Shareholders shall, upon request of MI, use their reasonable best efforts to cause certain key Employees of HHCC to remain as employees or consultants to HHCC in the operation and conduct of the Business, as MI may deem necessary or desirable in MI's sole discretion. MI will not terminate any of the Employees for a period of twelve months after the Closing Date, except for cause.

            6.3 RECORD RETENTION. The Shareholders acknowledge and agree that from and after the Closing Date, MI will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to HHCC or the Business.
                                    - 24 -

            6.4 NOMINATION OF MI DIRECTORS. At the next meeting of its Board of Directors, which shall be held prior to July 1, 1995, MI will increase the number of positions on its Board of Directors to six (6), and Arthur L. Rice will be elected to fill the vacancy created thereby, to serve until the next annual meeting of the stockholders of MI.

            6.5 SECURITIES LAW COMPLIANCE. Each Shareholder hereby acknowledges, represents, and warrants to, and agrees with, MI as follows:

            (a) Such Shareholder has been furnished a copy of (and has thoroughly and carefully reviewed) the following documents with respect to MI and its actual and proposed business and affairs (such documents being collectively referred to as the "MI Documents"):

                  (i) The MI 10-K, as filed with the Securities and Exchange
            Commission (the "Commission").

                  (ii) The MI 10-Q, as filed with the Commission.

                  (iii) Definitive Proxy Statement for use at MI's 1995 Annual
            Meeting of Stockholders to be held June 14, 1995, as filed with the Commission.

            It is understood and agreed that the MI Documents, along with this Agreement (including all disclosure schedules and attachments), constitute the disclosure documents for purposes of the offering and sale of the MI Common Stock hereunder and related federal and state securities law, and such documents must be read and understood collectively. MI has only furnished such Exhibits to MI Documents as have been specifically requested, and each Shareholder understands and agrees that all of such additional exhibits are available upon request from MI, and are in the public records of the Commission. Each Shareholder understands the information contained therein and herein, and has had access to the same kind of information that would be available in a registration statement filed by MI under the Securities Act of 1933, as amended to date (the "Securities Act"), and to all other information requested by such Shareholder.

            (b) Each Shareholder understands that the offering and sale of the MI Common Stock hereunder is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) of the Securities Act and the provisions of Regulation D promulgated under the Securities Act. In furtherance thereof, each Shareholder represents and warrants to and agrees with MI as follows:

                  (i) Such Shareholder acknowledges that all documents, records, and books pertaining to this investment have

                                    - 25 -

            been made available for inspection by it and its attorneys, accountants or other representatives;

                  (ii) Such Shareholder or its advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of MI concerning the offering of the MI Common Stock hereunder and MI and all such questions have been answered to the full satisfaction of such Shareholder;

                  (iii) Such Shareholder is not purchasing the MI Common Stock as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or presentation at any seminar or meeting, or any solicitation by a person not previously known to such Shareholder in connection with investments in securities generally;

                  (iv) Such Shareholder is not relying on MI with respect to the tax and other economic considerations of an investment, and such Shareholder has relied on the advice of, or has consulted with, only its own advisors;

                  (v) Such Shareholder will not sell or otherwise transfer the
            MI Common Stock issued hereunder without registration of such securities under the Securities Act or an exemption therefrom, and fully understands and agrees that such Shareholder must bear the economic risk of its purchase for an indefinite period of time because, among other reasons, the MI Common Stock issued hereunder has not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless such MI Common Stock is subsequently registered under the Securities Act and under the applicable securities laws of such states or unless an exemption from such registration is available in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to MI and its counsel. Each Shareholder represents that it is willing and able to bear the economic risk of its investment in the MI Common Stock issued hereunder, has no need for liquidity with respect thereto, is able to sustain a complete loss of its investment, and is purchasing such MI Common Stock for its own account, for investment and not with a view to resale or distribution thereof except in compliance with the Securities Act; and

                  (vi) Each Shareholder understands that MI is under no
            obligation to register the MI Common Stock issued hereunder except as provided in this Agreement, or to assist such Shareholder in complying with any exemption from registration under the Securities Act or under the securities laws of any state, and such Shareholder agrees that an appropriate restrictive legend will be

                                    - 26 -

            placed on any certificate or certificates representing the MI Common Stock issued hereunder.

            6.6   REGISTRATION OF STOCK UNDER THE SECURITIES ACT.

                  A. REGISTRABLE STOCK. As used in this Section, the term
            "Registrable Stock" shall mean all MI Common Stock issued to the Shareholders.

                  B. INCIDENTAL REGISTRATION. If shares of MI Common Stock are proposed to be registered under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 is applicable), MI will each such time give written notice to all holders of Registrable Stock of such event. Upon the written request of a holder or holders of any shares of Registrable Stock given within ten (10) days after receipt of any such notice (stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares by such holder or holders), MI will use its best efforts to cause promptly all such shares of Registrable Stock intended to be disposed of, the holders of which shall have so requested registration thereof, to be registered under the Securities Act so as to permit the sale or other disposition (in accordance with the intended methods thereof as aforesaid) by such holder or holders of the shares so registered, subject to the limitations set forth in Paragraph C of this Section.

                  C. LIMITATIONS ON INCIDENTAL REGISTRATION. If MI gives notice pursuant to Paragraph B of this Section for the purpose of permitting a disposition (either underwritten or otherwise) of securities of MI, MI shall have the right to determine the aggregate size of the offering and to limit the number of shares of MI Common Stock to be registered by the holders of Registrable Stock pursuant to Paragraph B of this Section, including the right to exclude (i) all shares to be sold on behalf of selling stockholders if MI's underwriters or financial advisors determine such exclusion is necessary or advisable to insure a successful offering of MI securities, and (ii) any shares to be sold on behalf of any stockholder who has twice previously registered shares of MI Common Stock pursuant to Paragraph B or G of this Section. If MI limits the number of (but does not exclude) shares sold by selling stockholders, the maximum number of shares to be registered on behalf of any holder of Registrable Stock shall be determined by multiplying the number of shares of Registrable Stock such holder has requested be registered by a fraction, the numerator of which is the number of shares of selling stockholders to which the registration is limited, and the denominator of which is the number of shares of MI Common Stock validly requested to be included in such registration by all holders of MI Common Stock having registration rights.
                                     - 27 -

                  D. REGISTRATION PROCEDURES. In connection with MI's best
            efforts to effect promptly the registration of shares of the MI Common Stock under the Securities Act, MI will:

                        (i) Prepare and file with the Commission a registration
                  statement with respect to such shares and use its best efforts to cause such registration statement to become and remain effective as provided herein for a period of not less than three (3) months, except that MI shall not be required to conduct any special audit;

                        (ii) Prepare and file with the Commission such
                  amendments and supplements to such registration statement and prospectus used in connection therewith as may be necessary to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all shares covered by such registration statement, including such amendments and supplements as may be necessary to reflect the intended method of disposition from time to time of the prospective seller or sellers of such shares for a period of not less than three (3) months;

                        (iii) Furnish to each prospective seller such number of
                  copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the public sale or other disposition of the shares owned by such seller; and

                        (iv) Use its reasonable efforts to register or qualify
                  the shares covered by such registration statement under such other securities or blue sky or other applicable laws of such jurisdictions within the United States, as each prospective seller shall reasonably request, to enable such prospective seller to consummate the public sale or other disposition in such jurisdictions of the shares owned by such seller.

                  Each prospective seller of the MI Common Stock issue to the
            Shareholders hereunder, and each underwriter designated by such seller, shall be required to furnish to MI such information as MI may reasonably require from such seller or underwriter for inclusion in the registration statement (and the prospectus included therein).

                  The holders of shares included in the registration statement will not (until further notice) effect sales thereof after receipt of telegraphic or written notice from MI to suspend sales in order to permit MI to correct or update a registration statement or prospectus; but the obligations of MI with respect to maintaining any registration statement current and effective shall be extended by a period of days equal to the period such suspension is in effect.

                  E. EXPENSES OF REGISTRATION. All expenses incurred in
            effecting any registration pursuant to this Section, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with Blue Sky laws, fees and disbursements of counsel for MI, shall be borne by MI, save and except the following which shall be borne by the holders of the securities registered pursuant to such registration, pro rata based upon the value of their securities so registered as compared to all securities so registered:

                        (i) all fees and disbursements of counsel for such
                  holders; and

                        (ii) underwriting discounts or commissions, as the case
                  may be, attributable to the sale of registered securities by such holders.

                  F. INDEMNIFICATION. (i) MI agrees to indemnify each holder requesting or joining in a registration, each person or entity who controls such holder within the meaning of Section 15 of the Securities Act, and each underwriter and selling broker of the securities so registered, and their respective successors, against all claims, losses, damages, liabilities, fines and penalties (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by MI of any rule or regulation promulgated under the Securities Act applicable to MI and relating to action or inaction required of MI in connection with any such registration, qualification or compliance, and agrees to reimburse each such holder, each person or entity who controls such holder within the meaning of Section 15 of the Securities Act, and each such underwriter, and their respective successors, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided however, that MI will not be liable in any such case if (and to the extent that) such statement or omission was made in reliance upon information (including, without limitation written negative responses to inquiries) furnished to MI by an instrument duly executed by such holder or underwriter and stated to be specifically for use in such prospectus, offering circular or other document (or related registration statement, notification or the like) or any amendment or supplement thereto.

                        (ii) Each holder requesting or joining in a registration
                  and each underwriter of the securities so registered will indemnify MI and its officers and directors and each person, if any, who controls any holder thereof within the meaning of
                  Section 15 of the Securities Act and their respective successors against all claims, losses, damages, liabilities, fines and penalties (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated or necessary to make the statements therein not misleading, and will reimburse MI, as applicable, and each other person indemnified pursuant to this subparagraph (ii) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided however, that this subparagraph (ii) shall apply only if (and only to the extent that) such statement or omission was made in reliance upon information (including, without limitation, written negative responses to inquiries) furnished to MI by an instrument duly executed by such holder or underwriter and stated to be specifically for use in such prospectus, offering circular or other document (or related registration statement, notification or the like) or any amendment or supplement thereto.

                  G. MI REGISTRATION OBLIGATIONS. MI acknowledges that if it has not registered shares of MI Common Stock under the Securities Act prior to June 29, 1996, MI is currently required under an agreement with certain of its stockholders to proceed with a registration of shares of the MI Common Stock immediately following such date. MI agrees to cause all shares of Registrable Stock intended to be disposed of, the holders of which shall have so requested registration under Paragraph B above, to be included in any such registration, without limitation under Paragraph C above, so as to permit the sale or other disposition by such holder or holders of the shares so registered. If such registration is not effected on or before August 1, 1996, MI agrees that it will (i) if MI is then eligible to utilize a registration statement on Form S-3 (or any successor form) for sales by shareholders under Rule 415 promulgated under the Securities Act, MI will use its best efforts to effect promptly the registration on Form S-3 of the delayed or continuous offering and sale of all shares of Registrable Stock requested to be included in such registration statement by the holders thereof, or
            (ii) if MI is not then eligible to utilize such registration statement in such a manner, upon the request of holders of the Registrable Stock indicating their intent to sell or otherwise dispose of at least 600,000 shares of the Registrable Stock within six (6) months after such date, use its best efforts to effect promptly a registration so as to permit the sale or other disposition by such holder or holders of the shares so registered.

            6.7 SPECIFIC INDEMNIFICATION BY THE SHAREHOLDERS.

                  A. INDEMNIFICATION. The Shareholders shall indemnify, save, defend and hold harmless MI from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), specifically incurred by MI or any MI Affiliate in connection with, arising out of, resulting from, or incident to HHCC's compliance with state filing requirements prior to the Closing Date and/or employee compensation matters related to tax returns filed by HHCC prior to the Closing Date; provided that MI will not be indemnified for any Damages that are incurred prior to such time as MI or any MI Affiliate receives reasonable notice from the appropriate state or taxing authority or its agent, whether written or verbal, of any potential liability that would be subject to indemnification by the Shareholders hereunder, unless MI receives the prior consent of Arthur L. Rice on behalf of the Shareholders, which consent shall not be unreasonably conditioned, delayed or withheld.

                  B. DEFENSE OF CLAIMS. If MI or any Affiliate of MI receives reasonable notice, whether written or verbal, of any potential liability that would be subject to indemnification by the Shareholders hereunder, written notice thereof describing such potential liability in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification MI is entitled to receive hereunder), shall be given to the Shareholders as promptly as practicable (and in any event within twenty (20) days, after the service of the citation or summons); provided that the failure of MI to give timely notice shall not affect its rights to indemnification hereunder unless such failure materially prejudices the Shareholders. MI shall control the defense and investigation of any such lawsuit or action and shall employ and engage attorneys of its choice to handle and defend the same, and the Shareholders shall cooperate in all reasonable respects with MI and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom. MI shall not pay, settle or compromise any such claim without the consent of Arthur L. Rice on behalf of the Shareholders, which consent shall not be unreasonably conditioned, delayed or withheld. MI also shall not take any action that could reasonably be expected to lead to a lawsuit or enforcement action for which the Shareholders would have indemnification obligations under this Section 6.7 without the consent of Arthur L. Rice on behalf of the Shareholders, which consent shall not be unreasonably conditioned, delayed or withheld.

                  C. SATISFACTION OF SHAREHOLDERS' OBLIGATIONS. The obligations of the Shareholders under this Section 6.7 will only be satisfied by a distribution of shares of MI Common Stock having an aggregate value equal to the amount of such obligations from the Escrow Agent to MI pursuant to the terms of the Escrow Agreement. To the extent that the value of the shares of MI Common Stock held by the Escrow Agent is not sufficient to satisfy the obligations of the Shareholders under this Section 6.7, MI will have the right to receive all of the remaining shares of MI Common Stock held by the Escrow Agent, but shall have no further rights against, or as to, the Shareholders or MI Common Stock owned by the Shareholders not covered by the Escrow Agreement. For purposes of this Section 6.7, the value of each share of MI Common Stock transferred from Escrow Agent to MI to satisfy obligations of the Shareholders hereunder shall be deemed to equal the value of a share of MI Common Stock as set forth in Section 3.6 above.

                                   ARTICLE VII
                                  MISCELLANEOUS

            7.1 COOPERATION. The Parties shall undertake their respective best efforts, and shall instruct their respective counsel, accountants and other representatives, to cooperate with each other and the other Parties' counsel, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement and in connection with the consummation of the transactions contemplated hereby.

            7.2 CONFIDENTIALITY. After the Closing, the Shareholders agree, on behalf of themselves, and agree to use their reasonable efforts to cause their Affiliates, employees and agents, not to divulge, communicate, use to the detriment of MI or its Affiliates or for the benefit of any other person or persons, any confidential information or trade secrets of HHCC with respect to the Assets or the Business, including personnel information, secret processes, know-how, customer lists, formulae, or other technical data; provided, if the Shareholders or any of their Affiliates are compelled to disclose such information to any tribunal, regulatory or governmental authority or agency or else stand liable for contempt or suffer other censure and penalty, the Shareholders or their Affiliates may so disclose such information without any liability hereunder, upon furnishing MI at least ten (10) days prior written notice, if possible under the circumstances.

            7.3 PUBLICITY. The Parties agree that all press releases, announcements and other publicity concerning this Agreement shall be subject to the prior approval of both of them; provided, however, that MI may issue a press release in order to maintain compliance with applicable federal or state laws, or stock
                                    - 32 -

exchange or NASDAQ rules or by-laws so long as the press release is contemporaneously given to the HHCC Parties.

            7.4 BROKERAGE COMMISSIONS AND OTHER FEES. The Shareholders hereby jointly and severally represent and warrant that except for fees to be paid to Davey & Magill in the amount of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00), which will be paid by Arthur L. Rice on behalf of HHCC on or about the Closing Date, neither the Shareholders nor HHCC have incurred any liability for, nor knows of any person or entity entitled to, any commission or finder's fee in connection with this Agreement or the transactions contemplated herein. MI hereby represents and warrants that MI has not incurred any liability for, and does not know of any person or entity entitled to, any commission or finder's fee in connection with this Agreement or the transactions contemplated herein. Except as expressly set forth herein to the contrary, each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and expenses) paid or incurred by such Party in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transactions contemplated hereby.

            7.5 SPECIFIC PERFORMANCE. Each Parties' obligations under this Agreement are unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each of the Parties waives any rights that it may have to rescind this Agreement or the transaction consummated by it; provided, however, this waiver shall not affect any other rights or remedies available to the Parties under this Agreement or under the law.

            7.6 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in this Agreement, except as otherwise specifically provided, notwithstanding any investigation made by or on behalf of any of the Parties, shall expire immediately after the Closing.

            7.7 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties.

            7.8 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this

Agreement shall be deemed sufficiently given when delivered personally or telefaxed during regular business hours during a business day to the appropriate location described below, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

            IF TO MI:                   Medical Innovations, Inc.
                                        One Riverway, Suite 2300
                                        Houston, Texas  77056
                                        Attn:  Chief Executive Officer
                                        Fax No.:  (713) 590-2520

            With copy to:               Mr. John R. Boyer, Jr.
                                        Boyer, Ewing & Harris Incorporated
                                        Nine Greenway Plaza, Suite 3100
                                        Houston, Texas  77046
                                        Fax No.:  (713) 871-2024

            IF TO HHCC:                 Hospital HomeCare Corporation
                                        1140 Empire Central, Suite 500
                                        Dallas, Texas  75247
                                        Fax No.:  (214) 637-3749

            With copy to:               Mr. Walter J. Cicack
                                        Meyer Orlando & Evans
                                        2300 America Tower
                                        2929 Allen Parkway
                                        Houston, Texas  77019
                                        Fax No.:  (713) 523-2002

            IF TO SHAREHOLDERS:         c/o Arthur L. Rice
                                        1140 Empire Central, Suite 500
                                        Dallas, Texas  75247
                                        Fax No.:  (214) 637-3749

            With copy to:               Mr. Patrick Magill
                                        Davey & Magill
                                        24 Greenway Plaza, Suite 605
                                        Houston, Texas  77046
                                        Fax No.:  (713) 622-8727

Any Party at any time by furnishing notice to the other Parties in the manner described above may designate additional or different addresses for subsequent notices or communications.

            7.9 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

            7.10 ENTIRE AGREEMENT. This Agreement, together with the other agreements of even date executed by the Parties, collectively set forth the entire agreement among the Parties with respect to the subject matter hereof.

            7.11 WAIVER. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

            7.12 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. Any litigation between or among the Parties with respect to the subject matter of this Agreement shall take place in the appropriate federal and state district courts of Harris County, Texas, and each Party hereby irrevocably submits to the personal jurisdiction of such courts.

            7.13 ASSIGNMENT. The Parties may not assign this Agreement or any interest herein without the prior written consent of the other Parties. Any attempted assignment by any Party of its, his or her rights or obligations without such consent shall be null and void. Notwithstanding the foregoing, MI may assign its rights, duties, and obligations under this Agreement to any MI Subsidiary, in which event such assignee shall be entitled to enforce all of MI's rights, titles and interests herein; provided that MI shall remain responsible for its obligations hereunder upon any such assignment. Reference to any of the Parties in this Agreement shall be deemed to include the successors and assigns of such Party.

            7.14 HEADINGS. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

            7.15 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are hereby incorporated into and made a part of this Agreement.

            7.16 RIGHTS AND LIABILITIES OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

            7.17 SURVIVAL. Except as otherwise provided herein, this Agreement, including but not limited to all covenants, warranties, representations and indemnities contained herein, shall survive the Closing and the delivery of the documents, instruments or agreements relating to the Agreement and the transactions contemplated herein, and shall not be deemed merged therein.

            7.18 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns, but this provision shall in no way alter the restrictions set forth herein relating to assignment by the Parties.

            7.19 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                              MI:

                              MEDICAL INNOVATIONS, INC.

                              By: /s/ MARK H. FISHER
                                      Mark H. Fisher, Chairman of the Board
                                      President and Chief Executive Officer

                              HHCC:

                              HOSPITAL HOMECARE CORPORATION

                              By: /s/ ARTHUR L. RICE
                                      Arthur L. Rice, President

                              SHAREHOLDERS:

                                  /s/ ARTHUR L. RICE
                                      Arthur L. Rice

                                  /s/ VIRGINIA F. RICE
                                      Virginia F. Rice

                                  /s/ KENNETH A. RICE

                                  /s/ LUCILLE RICE ROBERTS
                                      Lucille Rice Roberts

                                  /s/ LAURETTA RICE COLVIN
                                      Lauretta Rice Colvin

                                  /s/ ANGELA RICE McBRIDE
                                      Angela Rice McBride

                                  SCHEDULE 2.2

                                                                        Net MI
                                                                        Shares
                                    Total MI Shares     5% Escrow     at Closing
                                    ---------------     ---------     ----------
Arthur and Virginia Rice .......       2,033,609         101,680       1,931,929

Kenneth Rice ...................         120,820           6,041         114,779

Lucille Rice Roberts ...........         120,820           6,041         114,779

Lauretta Rice Colvin ...........         493,612          24,681         468,931

Angela Rice McBride ............         493,612          24,681         468,931
                                       ---------       ---------       ---------
                                       3,262,473         163,124       3,099,349
                                       =========       =========       =========